CONTRACTUAL FEE/EXPENSE WAIVER AGREEMENT

         Agreement effective as of the 10th day of October 2005 by and between the Turner Funds, a Massachusetts business trust (the "Trust"), and Turner Investment Partners, Inc., a Pennsylvania corporation.

         Turner hereby agrees to limit the net total operating expenses at the levels indicated through October 10, 2006 for each of the following Funds:

         FUND:                               NET TOTAL OPERATING EXPENSES
         ----                                ----------------------------

         Turner Large Cap Value                           0.59%

         This Agreement shall be renewable at the end of each one year term for an additional one year term upon the written agreement of the parties hereto.

         This Agreement supersedes any prior contractual waiver agreement(s) between the parties.

         IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this Agreement to be executed by their officers designated below effective as of the day and year first above written.

TURNER FUNDS                                   TURNER INVESTMENT PARTNERS, INC.

By: /S/ THOMAS R. TRALA                        By: /S/ BRIAN F. MCNALLY
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              Signature                                     Signature



Name:  THOMAS R. TRALA                         Name:  BRIAN F. MCNALLY
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              Printed                                       Printed



Title: PRESIDENT AND CHIEF EXECUTIVE OFFICER   Title: CHIEF LEGAL AND COMPLIANCE
                                                      OFFICER-PRINCIPAL
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